Exhibit 99.1

Roadzen Reports Full Fiscal Year 2025 Financial Results; Fiscal Q4 Delivers 13.3% Revenue Growth, 99% Net Loss Reduction, and Continued Progress Towards Breakeven

Roadzen enters Fiscal Year 2026 with Momentum and Improved Operating

Leverage Driven by Strong Performance in the U.S. and India and a $300+Million Pipeline

Key Highlights – Fiscal Year 2025

1.	Revenue Growth Returns in Q4

Roadzen reported full-year revenue of $44.3 million, a 5.2% decline year-over-year due to the temporary suspension of GAP insurance sales in the U.K, which impacted an estimated $27 million in annualized revenues of the Company in FY2025. In Fiscal Q4, Roadzen returned to top-line growth, delivering 13.3% year-over-year revenue growth to $11.3 million, up from $10.0 million in Q4 FY2024, led by strong performance in India and the U.S. which offset the prior-year U.K. pause.

2.	Q4 99% Net Loss Reduction and Lower Adjusted EBITDA[1] Loss

Roadzen nearly posted net income breakeven for the first time in Q4, with net loss reduced to $(0.1) million, a 99% improvement from the comparable prior fiscal year period of $(34.1) million. Adjusted EBITDA loss for FY2025 narrowed to $(8.4) million, with Q4 FY2025 improving to $(1.6) million from $(2.1) million in Q4 FY2024, a 24% improvement.

3.	$300+ Million Pipeline Acceleration Across Core Markets

The Company’s pipeline now exceeds $300 million, reflecting strong momentum across India, the U.S., and resumed U.K. contracts, driven by enterprise adoption of Roadzen’s AI solutions.

4.	AI Leadership Across Insurance and Mobility

Roadzen strengthened its position as a global leader in applied AI with the launch of MixtapeAI, a reasoning-based agentic AI platform transforming customer service and claims. DrivebuddyAI™ secured multiple patents and continued scaling — surpassing 1.8 billion kilometers of driving data and enabling client fleets to reduce accidents by 72%.

5.	Strengthened Balance Sheet & Streamlined Operations

For the full fiscal year compared to the prior fiscal year, Roadzen reduced total liabilities by 15%, or $10.4 million, lowered operating costs by 19%, or $19.8 million, and reduced headcount by 19%, driving meaningful operating leverage and improved efficiency across the organization.

1 Adjusted EBITDA is a non-GAAP financial metric. See “Non-GAAP Financial Measures” at the end of this press release for more information, including a reconciliation to the nearest GAAP financial measure.

NEW YORK, June 26, 2025 (GLOBE NEWSWIRE) – Roadzen Inc. (Nasdaq: RDZN) (“Roadzen” or the “Company”), a global leader in AI at the convergence of insurance and mobility, today announced its financial results for the Fiscal Year ended March 31, 2025.

Rohan Malhotra, Founder & CEO of Roadzen Inc., commented, “I’m proud of how our team delivered over the past year. Despite a pause in the U.K. that impacted nearly 40% of our then revenues — approximately $27 million annually — we achieved roughly flat revenues for the year and returned to 13.3% year-over-year growth in Q4, a strong signal of the resilience of our business. We expect this momentum to continue sequentially as we execute on a robust and growing pipeline. We also delivered sequentially lower Adjusted EBITDA loss and almost achieved GAAP breakeven, reflecting a disciplined execution path.”

Malhotra continued, “With the U.K. business back online and continued strength in the U.S. and India, we enter FY2026 with renewed momentum. DrivebuddyAI is gaining strong commercial traction and regulatory validation, and we see it unlocking over $200 million worth of revenue opportunities in the market over time, as the Indian government adopt new road safety mandates at scale.”

Mr. Malhotra concluded: “We are targeting Adjusted EBITDA breakeven within the next two quarters, depending on revenue mix and geography — a milestone we believe is well within reach given the strength and visibility of our pipeline and the major growth catalysts now in motion; we are confident in our trajectory toward profitability and sustained growth.”

Jean-Noël Gallardo, CFO of Roadzen added, “Our primary objectives for FY2025 were to simplify and right-size the balance sheet, reduce operating costs, and grow revenues. We’ve made clear progress across all three — notably, total liabilities were reduced by approximately 15% since March 31, 2024, and operating costs decreased by 19%. We also reduced total headcount by 19% to 308, as we continue to leverage AI to create operating leverage across the business.”

Gallardo continued, “Our work on the balance sheet remains ongoing. We expect to continue negotiating down the public listing-related payables — as we’ve done successfully this past year at roughly 25 cents on the dollar — which represents a major deleveraging milestone. As we grow the business and clean up the balance sheet, we expect the fundamental value of the Company to come through. We will remain highly disciplined on dilution and focused on protecting our shareholders as we execute this plan.”

Financial Highlights

P&L

Revenue and Key Performance Indicators:

●	Revenue for the Fiscal Year ended March 31, 2025, was $44.3 million compared to $46.7 million for the previous fiscal year. The 5.2% revenue decrease was primarily due to the temporary countrywide suspension of GAP insurance sales by the U.K.

●	Customer count increased within each segment during the year. As of March 31, 2025, Roadzen had 34 insurance customer agreements (including carriers, self-insureds and other entities processing insurance claims), 78 automotive customer agreements, and approximately 3,800 agents and fleet customer agreements.

Operating Expenses:

●	Operating expenses for the twelve months ended March 31, 2025, excluding Cost of Services and Depreciation and Amortization, totaled $84.3 million, a decrease of $19.8 million, or 19%, from the prior fiscal year. Excluding the non-cash Restricted Stock Unit (RSU) charges, operating expenses were $37.0 million in FY2025 compared to $47.8 million in FY2024, a $10.8 million, or 23%, improvement.

Net Results:

●	The Company incurred a net loss for the fiscal year ended March 31, 2025 of $72.9 million, or $1.04 per share, of which $66.9 million were non-cash expenses. These include non-cash RSU charges of $47.2 million, a non-cash loss on fair value of the Company’s financial instruments (Forward Purchase Agreement, convertible promissory notes and warrants) of $14.8 million and a total of $4.9 million related to depreciation, amortization, impairment of investments and other non-cash items. This compares to a net loss of $99.7 million, or $2.26 per share, in the prior fiscal year, of which $80.3 million were non-cash expenses. These included similar non-cash RSU charges totaling $56.3 million, a non-cash loss on financial instruments of $19.5 million and a total of $4.5 million for depreciation, amortization, impairment of investments and other non-cash items.

Excluding these non-cash charges, the Company’s net losses were $5.9 million and $19.4 million in fiscal years 2025 and 2024 respectively, a 70% improvement year-over-year.

●	Adjusted EBITDA loss for FY2025 totaled $8.4 million as compared to a FY2024 loss of $10.2 million. Fourth Quarter Adjusted EBITDA loss narrowed to $1.6 million from $2.1 million loss in the prior year period, and $1.9 million loss in the third Quarter.

Balance Sheet

Assets:

●	Total assets as of March 31, 2025, were $32.6 million. This represents a decrease of $25.6 million from the previous fiscal year end, driven by a $20.2 million reduction in the fair market valuation of its Forward Purchase Agreement.

Liabilities:

●	Total liabilities as of March 31, 2025 decreased by $10.4 million, to $58.3 million, compared to fiscal year end 2024, driven by a reduction in payables of $8.2 million, or 21%. On March 31, 2025, the Company held approximately $0.1 million in long-term debt, down from $1.5 million at the previous fiscal year end.

Capitalization:

●	As of March 31, 2025, the Company had approximately 74.3 million Ordinary Shares outstanding, an increase of 5.9 million shares from the prior fiscal year-end as a result of two public equity deals. At fiscal year-end, executive management and Board owned approximately 26.9% of the Company’s outstanding shares.

Fourth Quarter Financial Developments

●	On January 6, 2025, Roadzen closed a public offering of 2,222,300 ordinary shares priced at $2.25 per share, generating gross proceeds of approximately $5.0 million. This followed Roadzen’s first public offering two weeks prior of 2,300,000 shares at $1.25 per share.

●

On February 4, 2025, the Company provided an update on its balance sheet clean-up initiative launched July 2024, whereby it eliminated a total of $12.6 million in short-term liabilities over the prior six months, utilizing $1.65 million in cash and approximately 1.2 million shares priced at $2.80 per share.

●	On March 31, 2025, the Company entered in into a securities purchase agreement with an institutional investor under which the Company agreed to issue and sell, in a registered public offering, junior convertible notes for up to an aggregate principal amount of $2,300,000 that may be convertible into the Company’s Ordinary Shares.

Full-Year 2025 Significant Operational Highlights

Product Launch: MixtapeAI

●	October 30, 2024, Roadzen’s AI Labs unveiled MixtapeAI, a platform designed to power AI agents and transform customer interactions to empower insurers, brokers, agents, carmakers, and fleets to deliver natural, intelligent, personalized, quick and secure customer responses, while automating complex workflows across multiple touchpoints.

●	January 28, 2025, MixtapeAI was upgraded with DeepSeekR1, a leading open-source reasoning model offering advanced capabilities, full traceability, and lower costs — supporting data sovereignty at scale.

●	March 6, 2025, MixtapeAI won “Best AI in Deep Tech” at the Entrepreneur AI Awards 2025 for transforming customer experience in auto insurance and mobility.

Patents and Certifications:

●	March 11, 2025, Roadzen’s DrivebuddyAI was awarded a patent in India for its computer vision and AI-based Cognitive Assessment of Risk for Drivers (“CARD”) scoring system – a comprehensive and simultaneous analysis of numerous hazard potentials via a clustering algorithm. By precisely ‘weighting’ each risk factor and providing real-time insights, DrivebuddyAI empowers fleets to proactively enhance safety and efficiency.

●	December 6, 2024, DrivebuddyAI became the first AI-powered driver safety system to receive Automotive Research Association of India (“ARAI”) certification under India’s Automotive Industry Standard 184 (AIS184) – an upcoming regulation expected to apply to all 4 million commercial vehicles in India by 2026.

FY2025 New Key Contracts, Partnerships and Collaborations:

●	December 19, 2024, Roadzen’s DrivebuddyAI joined Bosch’s Logistics Operating System (L.OS) as a partner, expanding reach for Roadzen’s ADAS and driver monitoring systems across India’s commercial vehicle market. First orders are underway and growing.

●	December 11, 2024, Roadzen signed a MoU with Cimarron Underwriters, LLC to secure nationwide Managing General Agent licenses and infrastructure to expand the distribution of its insurance offerings across all 50 U.S. States.

●	December 10, 2024, Roadzen was contracted by Motive, a top U.S. AI-powered fleet management company, to provide 24/7 roadside assistance for its network of over one million vehicles. According to data from the American Trucking Association, approximately 20% to 30% of commercial trucks in the U.S. require roadside assistance each year.

●	June 25, 2024, Roadzen was chosen by Oriental Insurance Company Ltd., India’s 6th largest insurer, to deliver AI-powered claims processing for 50,000+ claims annually – with potential for significant growth upon the successful demonstration of faster processing speed, lower loss ratio and enhanced customer experience.

●	December 31, 2024, Roadzen partnered with Simple Energy, a top premium EV manufacturer building high-range electric two-wheelers, and a leading global reinsurer to offer extended warranties for Simple Energy vehicles. The reinsurer provides the underwriting capacity and is responsible for paying claims, while Roadzen serves as program administrator, delivering a seamless AI-powered purchase-to-claims experience for Simple Energy’s customers.

●	June 12, 2024, Roadzen partnered with a leading commercial auto-focused agency network in India and onboarded its 1,200-person salesforce onto the Roadzen’s platform in 36 hours.

●	April 29, 2024, Roadzen was awarded a 5-year contract from Dalmia Transport & Logistics, one of India’s largest logistics fleet operators, to install Roadzen’s DrivebuddyAI technology across its entire fleet.

Subsequent FY2026 Operational Developments

Product Advances and Patent Awards:

●	DrivebuddyAI, Roadzen’s ADAMATICS platform integrates advanced driver assistance, AI, machine learning, and video telematics to deliver real-time monitoring, predictive analytics, audio alerts, incident tagging, and proactive collision avoidance.

April 1, 2025, Roadzen announced that it was positioned to benefit from India’s new road safety regulations issued by India’s Ministry of Road Transport and Highways (MoRTH). The regulations, expected to be adopted imminently, mandate the installation of Driver Drowsiness and Attention Warning Systems (DDAWS) under AIS184, along with other critical road safety features beginning April 2026.

June 3, 2025, DrivebuddyAI was awarded a patent in India for its real-time driver drowsiness detection algorithm. Leveraging AI and computer vision to monitor over 92 real-time eye and facial cues, enables early detection of driver fatigue and triggers instant alerts – intended to prevent accidents before they occur.

June 3, 2026, DrivebuddyAI surpassed 1.8 billion kilometers of real-world driving data — an 80% increase in six months — and helped commercial fleets achieve over a 72% reduction in on-road accidents.

Contract Announcement:

●	June 17, 2025, Roadzen announced that SHV Energy Pvt Ltd (“SUPERGAS”), a leading LPG company in India wholly owned by global energy giant SHV Energy, will equip its truck fleet with DrivebuddyAI. Installation is set for completion by September 30, 2025.

●	May 6, 2025, Roadzen’s U.K. subsidiary, Global Insurance Management Limited (“GIM”) partnered with Vodafone Automotive, one of the world’s largest telematics providers, to deliver an integrated, technology-led vehicle protection solution that combines real-time telematics-enabled asset tracking with GAP insurance. With U.K. dealerships already onboarding, this launch marks the resumption of GIM’s growth in the U.K. following a period of regulatory transition.

General Interest:

●	June 10, 2025, Roadzen’s DrivebuddyAI platform was featured in the latest InCabin Report & Vision System Market Map, an influential publication globally recognized as the definitive benchmark for cutting-edge advancements in in-cabin technologies. DrivebuddyAI joins a select group of technologies recognized for setting the global standard for safety and intelligence inside vehicles.

For more information about Roadzen Inc., please visit https://roadzen.ai/

About Roadzen Inc.

Roadzen Inc. (Nasdaq: RDZN) is a global technology company transforming auto insurance using advanced artificial intelligence (AI). Thousands of clients, from the world’s leading insurers, carmakers, and fleets to dealerships and auto insurance agents, use Roadzen’s technology to build new products, sell insurance, process claims, and improve road safety. Roadzen’s pioneering work in telematics, generative AI, and computer vision has earned recognition as a top AI innovator by publications such as Forbes, Fortune, and Financial Express. Roadzen’s mission is to continue advancing AI research at the intersection of mobility and insurance, ushering in a world where accidents are prevented, premiums are fair, and claims are processed within minutes, not weeks. Headquartered in Burlingame, California, the Company has 308 employees across its global offices in the U.S., U.K. and India. To learn more, please visit www.roadzen.ai.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” and “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, statements regarding the anticipated benefits of our products and solutions, anticipated benefits and revenues from the contracts and other initiatives described in this press release, strategy, demand for our products, pipeline, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management, as well as all other statements other than statements of historical fact included in this press release. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in “Risk Factors” in our Securities and Exchange Commission (“SEC”) filings, including the annual report on Form 10-K we are filing with the SEC on or about the date hereof. We urge you to consider these factors, risks and uncertainties carefully in evaluating the forward-looking statements contained in this press release. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this press release are made only as of the date of this release. Except as expressly required by applicable securities law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Investor Contacts: IR@roadzen.ai

Media Contacts: Sanya Soni sanya@roadzen.ai or media@roadzen.ai

*** Financial Statements Follow ***

Roadzen Inc.

Consolidated Balance Sheets

(in US $, except share count)

	As of March 31,	As of March 31,
Particulars	2025	2024
Assets
Current assets:
Cash and cash equivalents	4,836,576	11,186,095
Accounts receivable, net	2,625,385	3,652,380
Inventories	202,535	70,667
Prepayments and other current assets	19,092,595	34,426,335
Investments	197,805	507,094
Total current assets	26,954,896	49,842,571
Non current assets
Restricted cash	217,064	378,993
Non marketable securities	269,470	1,514,796
Property and equipment, net	602,923	454,589
Goodwill	2,061,553	2,061,553
Operating lease right-of-use assets	1,109,219	822,327
Intangible assets, net	1,243,253	2,989,604
Other long-term assets	120,972	71,913
Total Non current assets	5,624,454	8,293,775
Total assets	32,579,350	58,136,346

Liabilities and shareholders’ Equity/(Deficit)
Current liabilities
Current portion of long-term borrowings	2,904,444	2,228,471
Short-term borrowings	19,865,645	15,754,829
Accounts payable and accrued expenses	30,254,010	38,492,487
Derivative warrant liabilities	1,489,818	5,585,955
Short-term operating lease liabilities	318,921	358,802
Other current liabilities	2,102,466	3,231,962
Total current liabilities	56,935,304	65,652,506
Non current liabilities
Long-term borrowings	139,775	1,472,933
Long-term operating lease liabilities	628,400	268,856
Other long-term liabilities	566,651	1,241,917
Total Non current liabilities	1,334,826	2,983,706
Total liabilities	58,270,130	68,636,212

Commitments and contingencies (refer note 22)

Shareholders’ Equity/(Deficit)
Ordinary Shares and additional paid in capital, $0.0001 par value per share, 220,000,000 shares authorized as of March 31, 2025 and March 31, 2024; 74,290,986 and 68,440,829 shares outstanding as of March 31, 2025 and March 31, 2024 respectively	95,501,291	84,974,378
Accumulated deficit	(223,826,442)	(151,008,419)
Accumulated other comprehensive income/(loss)	(468,859)	(600,501)
Other components of equity	103,720,113	56,560,706
Total shareholders’ deficit	(25,073,897)	(10,073,836)
Non-controlling interest	(616,883)	(426,030)
Total deficit	(25,690,780)	(10,499,866)
Total liabilities and Total Deficit	32,579,350	58,136,346

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen Inc.

Consolidated Statements of Operations

(in US $, except share count)

	For the Year ended March 31,
Particulars	2025	2024
Revenue	44,296,098	46,724,287
Costs and expenses:
Cost of services	18,833,218	18,132,757
Research and development	3,779,955	4,973,816
Sales and marketing	28,873,150	33,195,608
General and administrative	51,602,107	65,895,085
Depreciation and amortization	2,020,610	2,185,858
Total costs and expenses	105,109,040	124,383,124
Loss from operations	(60,812,942)	(77,658,837)
Interest expense (net)	(3,247,831)	(2,291,123)
Fair value gains/(losses) in financial instruments carried at fair value	(14,844,420)	(19,475,005)
Gain on deconsolidation of subsidiaries	-	2,098,745
Impairment of investment	(1,245,326)	(3,395,234)
Other income (net)	7,073,235	838,728
Total other income/(expense)	(12,264,342)	(22,223,889)
(Loss)/Income before income tax expense	(73,077,284)	(99,882,726)
Less: income tax (benefit)/expense	(13,973)	(23,648)
Net (loss)/income before non-controlling interest	(73,063,311)	(99,859,078)
Net loss attributable to non-controlling interest, net of tax	(192,879)	(189,743)
Net Loss attributable to Ordinary shareholders	(72,870,432)	(99,669,335)

Net loss per share attributable to Ordinary shareholders
Basic and diluted	(1.04)	(2.26)
Weighted-average number of shares used in computing net loss per share	69,867,792	44,032,410

The accompanying notes are an integral part of these consolidated financial statements.

Roadzen Inc.

Consolidated Statements of Cash Flows

(in US $, except share count)

	For the Year ended March 31,
Particulars	2025	2024

Cash flows from operating activities
Net loss including non controlling interest	(73,063,311)	(99,859,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,020,610	2,185,858
Stock based compensation	47,211,816	56,303,135
Deferred income taxes	(193,261)	(86,020)
Unrealised foreign exchange loss/(profit)	132,121	(459,190)
Fair value losses in financial instruments carried at fair value	14,844,420	19,475,005
Gain on deconsolidation of subsidiaries	-	(2,098,745)
Gain on fair valuation of investments	-	(1,812)
Impairment of investment	1,245,326	3,395,234
Expected credit loss (net of reversal)	246,115	293,853
Provision on doubtful advances and receivables,	-	4,877,222
Balances written off/(back)	(8,143,051)	(51,513)
	(15,699,215)	(16,026,051)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Inventories	(131,868)	(11,688)
Income taxes, net	-	(64,243)
Accounts receivables, net	780,880	5,865,550
Prepayments and other assets	(4,822,952)	(27,652,091)
Accounts payable and accrued expenses	2,833,077	19,344,448
Other liabilities	(1,102,120)	(674,090)
Net cash used in operating activities	(18,142,198)	(19,218,165)

Cash flows from investing activities
Purchase of property and equipment, intangible assets and goodwill	(424,910)	(455,924)
Acquisition of businesses	-	(5,749,200)
Proceeds from sale of mutual fund	309,289	-
Investment in mutual funds	-	(500,000)
Net cash used in investing activities	(115,621)	(6,705,124)

Cash flows from financing activities
Proceeds from business combination	-	26,824
Proceeds from issue of preferred stock	-	6,079,409
Proceeds from issue of ordinary shares	7,073,913	-
Net proceeds/(payments) from borrowings	3,669,290	15,465,516
Proceeds from forward purchase agreement	1,000,000	3,790,633
Net cash generated from financing activities	11,743,203	25,362,382
Effect of exchange rate changes on cash and cash equivalents	3,168	(244,444)
Net (decrease)/increase in cash and cash equivalents (including restricted cash)	(6,511,448)	(805,351)
Cash acquired in business combination	-	11,238,609
Cash and cash equivalents at the beginning of the period (including restricted cash)	11,565,088	1,131,830
Cash and cash equivalents at the end of the period (including restricted cash)	5,053,640	11,565,088
Reconciliation of cash and cash equivalents
Cash and cash equivalents	4,836,576	11,186,095
Restricted cash	217,064	378,993
Total cash and cash equivalents	5,053,640	11,565,088

Supplemental disclosure of cash flow information
Cash paid for interest, net of amounts capitalized	1,318,139	623,525
Non-cash investing and financing activities
Consideration payable in connection with acquisitions	8,376,253	488,000
Interest accrued on borrowings	2,123,633	451,323

The accompanying notes are an integral part of these consolidated financial statements.

Non-GAAP Financial Measures

This press release includes Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (Adjusted EBITDA”), is a non-GAAP financial measure which excludes the impact of finance costs, taxes, depreciation and amortization and certain other items from reported net profit or loss. We believe that Adjusted EBITDA aids investors by providing an operating profit/loss without the impact of non- cash depreciation and amortization and certain other items to help clarify sustainability and trends affecting the business. For comparability of reporting, management considers non-GAAP measures in conjunction with U.S. GAAP financial results in evaluating business performance. Adjusted EBITDA should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP. In addition, Adjusted EBITDA does not purport to represent cash flow provided by, or used for, operating activities in accordance with GAAP and should not be used as a measure of liquidity.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for financial information presented under GAAP. There are a number of limitations related to the use of non-GAAP financial measures versus comparable financial measures determined under GAAP. For example, other companies in our industry may calculate these non-GAAP financial measures differently or may use other measures to evaluate their performance. These limitations could reduce the usefulness of these non-GAAP financial measures as analytical tools. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and to not rely on any single financial measure to evaluate our business.

The following table reconciles our net loss reported in accordance with U.S. GAAP to Adjusted EBITDA

	For the three months ended March 31,
Particulars	2025	2024
Net loss	(106,967)	(33,978,672)
Adjusted for:
Other (income)/expense net	(3,861,541)	(55,459)
Interest (income)/expense	714,899	732,138
Fair value changes in financial instruments carried at fair value(1)	(1,681,725)	(2,894,633)
Gain on deconsolidation of subsidiaries	-	(2,098,745)
Impairment of investment	1,245,326	3,395,234
Tax (benefit)/expense	69,709	69,734
Depreciation and amortization	1,046,539	953,232
Stock based compensation expense	76,397	25,523,471
Non-cash expenses	493,210	820,440
Non-recurring expenses	386,746	5,408,410
Adjusted EBITDA	(1,617,407)	(2,124,850)

	For the year ended March 31,
Particulars	2025	2024
Net loss	(72,870,432)	(99,669,335)
Adjusted for:
Other (income)/expense net	(7,073,235)	(838,728)
Interest (income)/expense	3,247,831	2,291,123
Fair value changes in financial instruments carried at fair value(1)	14,844,420	19,475,005
Gain on deconsolidation of subsidiaries	-	(2,098,745)
Impairment of investment	1,245,326	3,395,234
Tax (benefit)/expense	(13,973)	(23,648)
Depreciation and amortization	2,020,610	2,185,858
Stock based compensation expense	47,211,816	56,303,135
Non-cash expenses	1,649,448	1,048,464
Non-recurring expenses	1,340,062	7,685,859
Adjusted EBITDA	(8,398,127)	(10,245,778)